As filed with the Securities and Exchange Commission
                       on October 7, 1996

                                             Registration
                                             No.______________

=================================================================

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                            FORM S-8

                 POST-EFFECTIVE AMENDMENT NO. 6
              TO REGISTRATION STATEMENT NO. 2-87550
                 POST-EFFECTIVE AMENDMENT NO. 5
      TO REGISTRATION STATEMENTS NOS. 33-14743 and 33-20183
                 POST-EFFECTIVE AMENDMENT NO. 4
 TO REGISTRATION STATEMENTS NOS. 2-96157, 33-9827, 33-14742,
                    33-22378 and 33-14741
                 POST-EFFECTIVE AMENDMENT NO. 2
      TO REGISTRATION STATEMENTS NOS. 33-37312 AND 33-41077
                 POST-EFFECTIVE AMENDMENT NO. 1
             TO REGISTRATION STATEMENT NO. 33-69174
                 POST-EFFECTIVE AMENDMENT NO. 1
             TO REGISTRATION STATEMENT NO. 33-63013
                              under
                   THE SECURITIES ACT OF 1933

                         BIOGEN, INC.
     (Exact name of Registrant as specified in its charter)

               Massachusetts                 04-3002117
     (State or other jurisdiction of         (I.R.S. Employer
     incorporation or organization)           Identification No.)

                       14 Cambridge Center
                 Cambridge, Massachusetts  02142
            (Address of Principal Executive Offices)

          BIOGEN, INC. 1982 INCENTIVE STOCK OPTION PLAN
        BIOGEN, INC. 1985 NON-QUALIFIED STOCK OPTION PLAN
      BIOGEN, INC. 1987 SCIENTIFIC BOARD STOCK OPTION PLAN
               BIOGEN, INC. 1987 STOCK OPTION PLAN
            BIOGEN, INC. EXECUTIVE STOCK OPTION PLAN
         BIOGEN, INC. 1983 EMPLOYEE STOCK PURCHASE PLAN
                   (Full titles of the plans)

                     Michael J. Astrue, Esq.
                Vice President - General Counsel
                          Biogen, Inc.
                       14 Cambridge Center
                 Cambridge, Massachusetts  02142
             (Name and address of agent for service)
                   (617) 679-2000
(Telephone number, including area code, of agent for service)


                     EXPLANATORY NOTE

     This Post-Effective Amendment relates to the filing of a resale prospectus with respect to previously registered shares of Common Stock authorized for issuance under the Biogen, Inc. 1982 Incentive Stock Option Plan, the Biogen, Inc. 1985 Non-Qualified Stock Option Plan, the Biogen, Inc. 1987 Scientific Board Stock Option Plan, the Biogen, Inc. 1987 Stock Option Plan, the Biogen, Inc. Executive Stock Option Plan, and the Biogen, Inc. 1983
Employee Stock Purchase Plan (collectively, the "Plans"). These previously registered shares were registered on Registration Statements Nos. 2-87550 (filed November 11, 1983), 33-14743
(filed May 28, 1987), 33-20183 (filed February 22, 1988), 2-96157
(filed February 28, 1985), 33-9827 (filed October 29, 1986), 33-14742
(filed May 28, 1987), 33-22378 (filed June 9, 1988), 33-14741
33-41077 (filed June 6, 1991), 33-69174 (filed September 21,
1993) and 33-63013 (filed September 28, 1995).  Said prospectus
(the "Resale Prospectus") has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of Common Stock which have been and/or may hereafter be issued upon the exercise of options which have been and/or may hereafter be granted under any of the Plans.
he Plans.

                           PROSPECTUS

                          BIOGEN, INC.
                        908,400 Shares of

             Common Stock, Par Value $.0l Per Share


     The shares of Common Stock, par value $.01 per share (the "Common Stock") offered hereby (the "Shares") are shares which have been or may in the future be issued upon the exercise of stock options which have been or may in the future be granted under the Biogen, Inc. 1982 Incentive Stock Option Plan, the Biogen, Inc. 1985 Non-Qualified Stock Option Plan, the Biogen, Inc. 1987 Scientific Board Stock Option Plan, the Biogen, Inc. 1987 Stock Option Plan, the Biogen, Inc. Executive Stock Option Plan, and the Biogen, Inc. 1983 Employee Stock Purchase Plan (the "Plans"), to be sold by the stockholders of Biogen, Inc., a Massachusetts corporation (the "Company"), identified herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares. Some or all of the Shares may be offered for sale from time to time by the Selling Stockholders or by pledgees, donees, transferees, or other successors in interest. Such sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions or otherwise, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders and any broker-dealers (including underwriters) who may participate in a sale of the Shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the commissions paid or discounts or concessions allowed to any of such broker-dealers (including underwriters) by any person, as well as any profits received on the resale of the Shares if any of such broker-dealers (including underwriters) should purchase any Shares as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act. All discounts, commissions or fees incurred in connection with the sale of the Shares offered hereby will be paid by the Selling Stockholder or by the purchasers of the Shares, except that the expenses of registering the Shares and preparing and filing this Prospectus with the Securities and Exchange Commission (the "Commission"), and of registering or qualifying the Shares under the blue sky laws of any jurisdiction necessary to permit the distribution as described in this Prospectus will be paid by the Company.

     The Common Stock is listed on the National Market System of the National Association of Securities Dealers, Inc. National Market System ("NASDAQ") under the symbol BGEN. On September 30, 1996, the closing sale price for the Common Stock of the Company, as reported by NASDAQ, was $76.00.

                ________________________________

 THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
             SEE "RISK FACTORS" BEGINNING AT PAGE 3

                ________________________________


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES AUTHORITY NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES AUTHORITY
             PASSED UPON THE ACCURACY OR ADEQUACY OF
           THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                 CONTRARY IS A CRIMINAL OFFENSE.
                ________________________________

        The date of this Prospectus is September 30,1996.


     No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.


                ________________________________

                      AVAILABLE INFORMATION

     The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth St., N.W., Washington, D.C. 20549 at prescribed rates.
The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of this site is http://www.sec.gov.

                ________________________________

                        TABLE OF CONTENTS

     Risk Factors. . . . . . . . . . . . . . . . . . . . . .p.  3

     The Company . . . . . . . . . . . . . . . . . . . . . .p.  8

     Selling Stockholders. . . . . . . . . . . . . . . . . .p.  8

     Plan of Distribution. . . . . . . . . . . . . . . . . . p. 9

     Legal Matters . . . . . . . . . . . . . . . . . . . . .p. 10

     Experts . . . . . . . . . . . . . . . . . . . . . . . .p. 10

     Incorporation of Certain
      Documents by Reference . . . . . . . . . . . . . . . .p. 10


     The Company will provide without charge to each person, including beneficial owners, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Request for such copies should be directed to Michael J. Astrue, Vice President - General Counsel, Biogen, Inc., 14 Cambridge Center, Cambridge, Massachusetts 02142. The telephone number at that location is
(617) 679-2000.


                          RISK FACTORS

     The following factors should be carefully considered in evaluating the Company and its business before purchasing the Shares offered by this Prospectus.

     1. Sales of AVONEX TM (Interferon beta-1a). The Company's first commercial sales of AVONEX TM (Interferon beta-1a) commenced in the United States in the second quarter of 1996. Although initial sales have been encouraging, there can be no assurance that the Company will continue to gain or can maintain market acceptance for the product. In countries outside of the United States, including Canada and members of the European Union, the Company has filed marketing applications with respect to AVONEX TM (Interferon beta-1a). There can be no assurance that such applications will be accepted or, if approved, that there will not be marketing restrictions or reimbursement issues which might lead the Company to refrain from or limit its marketing and selling of the product in some or all of these countries. Failure of the Company to obtain regulatory approval in one or more of these countries may have an adverse impact on the Company's results of operations. See "Government Regulation and Health Care Reimbursement" below.

     2. Early Stage of Commercial Operations. The Company currently markets and sells only one product, its AVONEX TM (Interferon beta-1a) for the treatment of multiple sclerosis. The Company's long-term viability and growth will depend on successful development and commercialization of other products resulting from its research activities and collaborations. No assurance can be given that any of the Company's products currently under development will be successfully developed and commercialized.

     3. Competition. Competition in the biotechnology and pharmaceutical industries is intense and comes from a number of sources. The Company experiences significant competition from biotechnology firms in the United States, Europe and elsewhere and from pharmaceutical, chemical and other companies. Many of these companies have substantially greater financial, marketing and human resources than the Company, and more experience than the Company in undertaking clinical trials and in obtaining regulatory approval to market pharmaceutical products. The Company also experiences competition in the development of its products and processes from universities, research institutions and government agencies, and with others in acquiring technology from such organizations Many of the Company's competitors are working to develop products similar to those under development by the Company. The timing of the entry of a new pharmaceutical product into the market can be an important factor in determining the product's eventual success and profitability. Moreover, for certain diseases with limited patient populations, the United States Food and Drug Administration (the "FDA") is prevented under the Orphan Drug Act, for a period of seven years, from approving more than one application for the "same" product for a single orphan drug designation, unless the later product is considered clinically superior.

     As a treatment for multiple sclerosis, AVONEX TM (Interferon beta-1a), the Company's only proprietary product on the market, will compete with interferon beta 1b which is sold in the United States under the brand name Betaseron R by Berlex Laboratories, Inc. ("Berlex"), a United States affiliate of Schering AG, Germany ("Schering"), and sold in Europe under the brand name Betaferon TM by Schering. In the European Union, AVONEX TM (Interferon beta-1a) will also compete with an extracted form of beta interferon sold by Ares Serono S.A. The Company will also likely face competition from Teva Pharmaceuticals which has filed a New Drug Application with the FDA and applications for marketing approvals in other countries for Copolymer 1 as a treatment for multiple sclerosis.
In addition, a number of other companies are working to develop products to treat multiple sclerosis which may in the future compete with AVONEX TM (Interferon beta-1a).

     4. Litigation. The Company currently is a party to several lawsuits, including two suits by Berlex one of which seeks to rescind FDA marketing approval for AVONEX TM (Interferon beta-1a) and the other which claims infringement by the Company of Berlex's "McCormick" patent in the production of AVONEX TM (Interferon beta-1a).
 An unfavorable outcome with respect to either of Berlex's suits would have a material adverse impact on the Company. In addition, the Company is a defendant in a class action lawsuit relating to the Company's public disclosure concerning its Hirulog
R thrombin inhibitor. The Company cannot predict with certainty the eventual outcome of pending litigation, and will be required to incur substantial expenses in prosecuting and defending these lawsuits. The Company may be subject to further litigation in the future. There can be no assurance that pending or future legal proceedings will not result in special charges or otherwise have a material adverse effect on the Company's financial condition and results of operations.

     5. Patents and Proprietary Rights. The Company has filed numerous patent applications and has been awarded a number of patents. There can be no assurance that the Company's pending applications will issue as patents or that any of its issued patents will afford protection to products developed by the Company or its licensees. Other private and public entities also have filed applications for, or have been issued, patents and are expected to obtain other patents in the future that may be related to the Company's products. Those entities may also have, or may develop in the future, other proprietary rights and technologies related to the Company's products. The ultimate scope and validity of these patents or other rights, which are now owned by or may be granted to or developed by third parties in the future, the extent to which the Company may wish or be required to obtain rights under such patents and rights, and the cost or availability of such rights, presently cannot be determined by the Company. In addition, the Company will also rely on unpatented proprietary technology in the development and commercialization of its products. There can, however, be no assurance that others may not independently develop the same or similar technology or obtain access to the Company's proprietary technology. The Company expects that there will continue to be significant litigation in the industry regarding patent and other intellectual property rights and that any such litigation involving the Company or its licensees could create uncertainty as to the commercial value of the Company's technology or product candidates and consume substantial resources.

     6. Government Regulation and Health Care Reimbursement. Substantially all of the Company's products require regulatory approval by governmental agencies in the United States and elsewhere. In particular, human therapeutic products are subject to pre-marketing approval by the FDA and comparable agencies in foreign countries. The process of obtaining these approvals varies according to the nature and use of the product and can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. There can be no assurance that any of the Company's product candidates will receive the required approvals on a timely basis or at all. Under the Orphan Drug Act, the FDA may be precluded from granting approval for the Company's product candidates under certain circumstances. Failure to obtain requisite governmental approvals, or failure to obtain approvals of the intended clinical uses requested, can delay or preclude the Company or its licensees from further developing particular products or from marketing their products, or limit the commercial use of the products. Approved products are subject to continuing regulation, and non-compliance with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve product license applications, restrictions on the Company's ability to enter into supply contracts with the government and criminal prosecution. The FDA also has the authority to revoke product licenses and establishment licenses previously granted. The Company or its licensees also are required, in connection with a number of their activities, to comply with other federal, state and local regulations.

     The ability of the Company or its licensees to commercialize successfully human pharmaceutical products also may depend in part on general government policies designed to restrain health care costs and on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. If purchasers or users of the Company's products are not entitled to adequate reimbursement for the cost of using such products, they may forego or reduce such use. Substantial uncertainty exists as to the reimbursement status of newly approved health care products by third-party payors, and there can be no assurance that adequate third party coverage will be available for the Company to maintain price levels sufficient for realization of an appropriate return on its investment in developing new products.

     7. Dependence on Others. The Company has licensed the right to manufacture and sell a number of its products and potential products to other companies and may do so in the future. Consequently, the Company must rely upon the efforts of its licensees for the clinical testing and marketing of such products and potential products and remains dependent upon its licensees and distributors to generate revenues from these licensed products. A few of the Company's licensees have accounted for most of the Company's revenues in recent years. There can be no assurance that the royalty stream from these licensees will continue at current
levels.   In addition, the Company depends on certain third parties
for the vialing, labeling and distribution of AVONEX TM (Interferon beta-1a). There can be no assurance that these third parties will be willing and able to continue vialing, labeling and distributing AVONEX TM (Interferon beta-1a) on acceptable terms or, in the event one of these parties is no longer willing or able to provide these services, that a substitute provider will be identified and qualified in time to prevent disruptions to the supply of AVONEX TM (Interferon beta-1a). Such disruption could have an adverse effect on the Company's results of operations.

     8. Management of Growth. The Company currently is experiencing a period of rapid growth which has placed and could continue to place a strain on the Company's financial, management and other resources. The Company's ability to manage its staff and facilities growth effectively will require it to continue to improve its operational, financial and other internal systems and to train, motivate and manage its employees. If the Company's management is unable to manage growth effectively and new employees are unable to achieve anticipated performance levels, the Company's business and results of operations could be adversely affected.

     9. Technological Change. The Company expects the field of biotechnology to continue to develop rapidly, and the Company's success will depend to a large degree on its ability to maintain a competitive position in this field. Significant technological developments may result in actual and proposed products or processes becoming obsolete before the Company recoups a significant portion of its research, development, manufacturing and commercialization expenditures for such products or processes.

     10. Operating Losses. As of June 30, 1996, the Company had a cumulative deficit of approximately $40 million. The Company lost approximately $13 million during the first half of 1996. Although the Company expects to be profitable if AVONEX TM (Interferon beta-1a) is successfully commercialized, there can be no assurance tha the Company will achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis.
In addition, the Company has had, and may continue to have, quarter-to-quarter fluctuations in revenues, profits and losses, some of which could be significant.

     11. Volatility of Share Price. The market price of the Company's Common Stock since its initial public offering in March 1983 has been highly volatile. In addition to overall stock market fluctuations, factors such as announcements by the Company or its competitors of technological innovations or new commercial products, results of clinical testing, regulatory events, patent or proprietary rights development events, litigation or other matters may have a significant impact on the market price of the Company's Common Stock.

     12. Product Liability. Products or processes that are or may be developed, licensed, manufactured or sold by the Company may expose the Company to potential liability from claims by end-users of such products or of products manufactured using such processes, or by manufacturers or others selling such products, either directly or as a component of other products. The Company also has potential liability under indemnification arrangements relating to its clinical trial programs. The Company has obtained limited product liability insurance coverage. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, if at all, or that such insurance coverage will be adequate to protect the Company against all claims.

     13. Need for Additional Funding. The Company currently believes that the financial resources available to it, including its current working capital and its existing and anticipated contractual relationships, will be sufficient to finance its planned operations and capital expenditures for the near term. However, the Company may have additional funding needs, the extent of which will depend upon the level of royalties and product sales, competitive and technological developments, the outcome of clinical trial programs, the receipt and timing of required regulatory approvals for products, the results of research and development efforts, and business expansion opportunities. There can be no assurance that such financing will be available when needed on acceptable terms.

     14. Currency Risk. A significant portion of the Company's royalty income is derived from products sold by licensees in markets outside the United States. The Company's agreements with such licensees specify that royalty payments to the Company will be calculated based on the exchange rates prevailing from time to time. As a result, the royalties paid to the Company by its licensees will be affected by exchange rate fluctuations in such countries related to its royalty stream. The Company has taken steps to minimize its exposure to currency fluctuations. In addition, if the Company receives regulatory approval to market AVONEX TM (Interferon beta-1a) outside the United States, a portion of the Company's sales income will be derived from sources outside the United States and will also be affected by exchange rate fluctuations.

     15. Attraction and Retention of Key Personnel. Although the Company believes it has been successful in attracting skilled and experienced management and scientific personnel, competition for such personnel is intense and there can be no assurance that the Company will be able to continue to attract and retain personnel of high caliber. The loss of key management or scientific personnel might have an adverse impact on the Company. In general, the Company has not entered into noncompetition agreements with its employees, and such employees therefore would be able to leave and compete with the Company.

     16. Environmental Matters. The Company's research and development and manufacturing involves the controlled use of hazardous materials, chemical and radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental and occupational health and safety regulations.

     17. Anti-Takeover Effects of Certain Special Provisions of the Articles of Organization and By-Laws, Preferred Stock and Shareholder Rights Plan. Certain provisions of the Articles of Organization and By-Laws of the Company may have the effect (alone, or in conjunction with the authorized but unissued Common Stock and preferred stock ("Preferred Stock") and the shareholder rights plan of the Company) of precluding or rendering more difficult the acquisition of control of the Company by means of a tender offer, open market purchases, proxy fight or otherwise, of being adverse to shareholders who desire to participate in a tender offer and of depriving shareholders of possible opportunities to sell their shares at higher prices. The Board of Directors is empowered under the Company's Articles of Organization and without further shareholder action to divide any or all shares of the authorized Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of the Company's Common Stock. In addition, the Company has adopted a shareholder rights plan. The shareholder rights plan may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

                           THE COMPANY

     The Company is a biopharmaceutical company principally engaged in developing and manufacturing drugs for human health care through genetic engineering. On May 17, 1996, the Company received a license from the U.S. Food and Drug Administration to market AVONEX TM (Interferon beta-1a), the Company's first proprietary commercial product, as a treatment for relapsing forms of multiple sclerosis. During the six-week period following FDA approval, revenues from sales of AVONEX (Interferon beta-1a) were $6.1 million. The Company has applied for marketing approval for AVONEX TM (Interferon beta-1a) in several other jurisdictions, including Canada and the European Union. The Company also derives revenues from a number of products sold by its licensees around the world. During 1995, the Company's licensees generated total sales of approximately $1.8 billion from these products.

     The Company continues to devote significant resources to its ongoing research and development efforts. The company focuses its research and development efforts on areas where it has particular scientific and competitive strengths: inflammatory diseases, respiratory diseases and certain cancers and viruses. In 1995, the Company began phase I clinical trials of LFA3TIP, one of the product candidates from its T-cell activation, T-cell/B-cell interaction and cell adhesion programs. The Company's anti-inflammatory product candidates are being tested for therapeutic uses in a broad range of acute and chronic inflammatory and autoimmune diseases. The Company also is conducting preclinical tests on an antimucolytic agent for treatment in cystic fibrosis and several other pulmonary diseases. In addition, the Company has earlier-stage research programs directed toward finding therapies for renal failure and restenosis and, through a collaboration with Genovo, Inc., toward developing products for human gene therapy.

     The Company is a Massachusetts corporation with its principal executive offices located at 14 Cambridge Center, Cambridge, Massachusetts 02142 (Tel. 617 679-2000). The Company has eight wholly-owned subsidiaries: Biogen Securities Corp., a Massachusetts corporation which holds the Company's investment securities; Biogen Realty Corp., a Massachusetts corporation which holds the Company's interests in certain real property used or being developed for use by the Company; Biogen Canada, Inc., a Delaware corporation which will market the Company's products in Canada; Biotech Manufacturing Limited, a Channel Island company which holds manufacturing and marketing rights for AVONEX TM (Interferon beta-1a) in Europe; Biogen B.V., a Dutch company which will market and sell the Company's products in Europe and elsewhere; Biogen France S.A., a French company which will market the Company's products in France, Biogen GmbH, a German company which will market the Company's products in Germany and other European markets; Biogen Limited, an English company which will market the Company's products in the United Kingdom; and Biogen Technologies, Inc., a Delaware corporation. The terms "Biogen" and "Company" are used herein, unless the context otherwise requires, to include Biogen, Inc. and its subsidiaries.


                     SELLING STOCKHOLDERS

     The Selling Stockholders are offering hereby Shares which have been or may hereafter be acquired by them upon the exercise of options granted under the Plans. The names of additional Selling Stockholders and the number of Shares offered hereby by them may be added to this Prospectus from time to time by an addendum or supplement to this Prospectus. Other persons who acquire Shares from the Selling Stockholders may also be identified as Selling Stockholders by means of an addendum or supplement to this Prospectus.



     The following table sets forth certain information with respect to the Selling Stockholders as of September 27, 1996.

                                               Number of  Percentage of
                     Number of                 Shares to be  Class to be
                     Shares       Number of    Beneficially  Beneficially
                     BeneficiallyShares to     Owned After   Owned After
Name                 Owned (1)    be Offered(2)Offering (3)  Offering
__________________________________________________________________
James L. Vincent(4)918,121        908,400       9,721   less than  1%

(1) Includes 720,000 shares of Common Stock which the Selling Stockholder has the right to acquire within 60 days after September 27, 1996 through the exercise of options granted under the Plans.
  Certain of the shares acquired upon exercise of such options are subject to repurchase by the Company under certain circumstances. Also includes 1,121 shares acquired as matching contributions under the Company's 401(k) plan and 8,600 shares held by Mr. Vincent's wife.

(2) Includes certain shares of Common Stock acquired by the Selling Stockholder pursuant to the exercise of options granted under the Plans and all shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of options granted under the Plans, whether or not vested within 60 days after September 27, 1996. Certain of the shares acquired upon exercise of such options are subject to repurchase by the Company under certain circumstances.

(3) Represents 1,121 shares acquired as matching contributions under the Company's 401(k) plan and 8,600 shares held by Mr. Vincent's wife. Assumes all shares registered pursuant hereto will be sold, although there can be no assurance that the Selling Stockholder will offer for sale or sell any or all of the Common Stock offered by him pursuant to this Prospectus. Also assumes that no other shares are acquired or transferred by the Selling Shareholder.

(4) Mr. Vincent has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1985.


                      PLAN OF DISTRIBUTION

          The Shares may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more securities exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from purchasers in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

          In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act ("Rule 144") may be sold under Rule 144 rather than pursuant to this Prospectus.

          The Company and the Selling Stockholders may enter into customary agreements concerning indemnification and the provision of information in connection with the sale of the Shares.

          There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all the Common Stock covered by this Prospectus.


                          LEGAL MATTERS

          The validity of the issuance of the shares of Common Stock offered has been passed upon for the Company by Mintz, Levin, Cohn,
Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts.   Members
of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 1,000 shares of Common Stock of the Company and one partnership interest in Biogen Medical Products Limited Partnership, a partnership of which the Company is the general partner.


                             EXPERTS

          The consolidated financial statements and the financial statement schedules for the years ended December 31, 1993, 1994 and 1995 incorporated in this registration statement by reference to the Company's Annual Report on Form 10-K have been audited by Price Waterhouse L.L.P., independent accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given on the authority of that firm as experts in accounting and auditing.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission are incorporated herein by reference:

          (a)  Annual Report on Form 10-K for the year ended December
31, 1995.

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

          (c) The description of Common Stock contained in the Registration Statement on Form 8-B filed under the Securities
Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

          The following documents filed by the Registrant with the Commission are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

          (c) The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-B filed under the
Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

          All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 1,000 shares of Common Stock of the Company and one partnership interest in Biogen Medical Products Limited
Partnership, a partnership of which the Company is the general partner.

Item 6.  Indemnification of Directors and Officers.

          Incorporated herein by reference from Registration Statement on Form S-3, No. 33-43721.

Item 7.  Exemption from Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

          (4.1)    Form of Common Stock Share Certificate (Filed as
                   Exhibit 4.1 to Registration Statement on Form S-3, File No. 33-51639, and incorporated herein by reference).

          (4.2) Articles of Organization (Filed as Exhibit 3.1 to Annual Report on Form 10-K for the year ended
                   December 31, 1989, File No. 0-12042, and incorporated herein by reference).

          (4.3) By-Laws, as amended (Filed as Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 1993, File No. 0-12042, and incorporated herein by reference).

          (4.4) Rights Agreement, dated as of May 8, 1989, between the Registrant and First National Bank of Boston as the Rights Agent, including Certificate of Designation of Series A Junior Participating Preferred Stock (Filed as Exhibit 1 to Registration Statement on Form 8-A, File No. 0-12042, filed May 26, 1989, and incorporated herein by reference).

          (5) Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

          (15) Letter from Price Waterhouse L.L.P. regarding unaudited interim financial information.

          (23.1) Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5)

          (23.2)   Consent of Price Waterhouse L.L.P.

Item 9.  Undertakings.

(a)       The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i)            To include any prospectus required by
                                  Section 10(a)(3) of the Securities
                                  Act of 1933;

                   (ii)           To reflect in the prospectus any
                                  facts or events arising after the
                                  effective date of the Registration
                                  Statement (or the most recent
                                  post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                   provided, however, that paragraphs (a)(1)(i) and
                   (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on this 30th day of September, 1996.


                               BIOGEN, INC.

                               By:   /s/ James L. Vincent
                               James L. Vincent
                               Chairman and Chief Executive Officer

          Know All Men By These Presents, that each person whose signature appears below constitutes and appoints James L. Vincent, Michael J. Astrue and Timothy M. Kish, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature

/s/ James L. Vincent  Chairman, Chief Executive  September 30, 1996
James L. Vincent     Officer (principal executive
                          Officer) and Director

/s/ Timothy M. Kish  Vice President-Finance and September 30, 1996
Timothy M. Kish      Chief Financial Officer
                     (principal financial and
                      accounting officer)

/s/ Alan Belzer       Director                  September 30, 1996
Alan Belzer

/s/ Alexander Bearn   Director                  September 30, 1996
Alexander Bearn

/s/ Harold W. Buirkle Director                  September 30, 1996
Harold W. Buirkle

/s/ Roger H. Morley   Director                  September 30, 1996
Roger H. Morley

/s/ Kenneth Murray    Director                  September 30, 1996
Kenneth Murray

/s/ Phillip A. Sharp  Director                  September 30, 1996
Phillip A. Sharp

/s/ James W. Stevens Director                  September 30, 1996
James W. Stevens

/s/ James R. Tobin   Director                  September 30, 1996
James R. Tobin